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RIGHTS AGREEMENT
AMENDMENT NO. 5

        THIS AMENDMENT NO. 5 TO RIGHTS AGREEMENT is entered into as of June 1, 2003 by Aspen Technology, Inc. (the "Company") and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agent"), with respect to the Rights Agreement, dated as of March 12, 1998, between the Company and the Rights Agent, as amended to date (the "Rights Agreement").

        WHEREAS, no Distribution Date, as defined in Section 3(b) of the Rights Agreement, has occurred; and

        WHEREAS, the Company has directed the Rights Agent to enter into this Amendment No. 5 pursuant to Section 26 of the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1.
The definition of "Exempt Person" set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

        "Exempt Person" shall mean:

  (a)
  Pine Ridge Financial, Inc., Perseverance LLC, and Smithfield Fiduciary LLC (each, a "2002 Investor," and collectively, the "2002 Investors"), unless and until such time as such 2002 Investor directly or indirectly becomes the Beneficial Owner of Common Shares other than Common Shares acquired:

  (i)
  in a pro rata distribution from the Company to all holders of Common Stock of the Company;

  (ii)
  as a dividend on, a distribution from the Company in respect of, or as a result of any conversion or redemption of, any shares of the Series B-I Convertible Preferred Stock or Series B-II Convertible Preferred Stock, each $.10 par value per share, of the Company (collectively, the "Series B Preferred Stock") held by the 2002 Investors;

  (iii)
  upon exercise of warrants (the "March 2002 Warrants") issued by the Company to the 2002 Investors pursuant to the Amended and Restated Securities Purchase Agreement, dated as of March 19, 2002 (the "Series B Purchase Agreement"), among the Company and the 2002 Investors;

  (iv)
  pursuant to the Securities Purchase Agreement, dated as of May 9, 2002 (the "Common Stock Purchase Agreement"), among the Company and the persons and entities (including certain 2002 Investors and their affiliates) listed on Schedule Athereto;

  (v)
  upon exercise of warrants (the "May 2002 Warrants") issued by the Company to the 2002 Investors pursuant to the Common Stock Purchase Agreement;

  (vi)
  as a dividend on, a distribution from the Company in respect of, or as a result of any conversion or redemption of, any shares of the Series D-2 Convertible Preferred Stock, $.10 par value per share, of the Company held by the 2002 Investors (the "Series D-2 Preferred Stock");

  (vii)
  upon exercise of warrants (the "2003 Warrants") issued by the Company to the 2002 Investors pursuant to the Securities Purchase Agreement, dated June 1, 2003 (the "Securities Purchase Agreement"), among the Company and the several purchasers named on Schedule 2.01 therein;

  (viii)
  upon exercise of warrants (the "Exchange Warrants") issued by the Company to the 2002 Investors pursuant to the Repurchase and Exchange Agreement, dated as of June 1, 2003 (the "Repurchase Agreement"), by and among the Company and the 2002 Investors; or

    (ix)
    in accordance with the following agreements: (A) Series B Purchase Agreement, (B) Amended and Restated Registration Rights Agreement, dated March 19, 2002, between the Company and the 2002 Investors, (C) the Common Stock Purchase Agreement, (D) the Securities Purchase Agreement, (E) the Repurchase Agreement, and (E) the Investor Rights Agreement, dated as of [            ], 2003, among the Company and the stockholders named therein (the "Investor Rights Agreement").

  (b)
  Advent International Corporation and each of its Affiliates (each, an "Advent Investor," and collectively, the "Advent Investors") unless and until such time as such Advent Investor directly or indirectly becomes the Beneficial Owner of Common Shares other than Common Shares acquired:

  (i)
  in a pro rata distribution from the Company to all holders of Common Stock of the Company;

  (ii)
  from the Company pursuant to any benefit plan of the Company or in a transaction approved in advance by the Board of Directors;

  (iii)
  as a dividend on, a distribution from the Company in respect of, or as a result of any conversion or redemption of, any shares of the Series D-1 Convertible Preferred Stock, $.10 par value per share, of the Company (the "Series D-1 Preferred Stock");

  (iv)
  upon exercise of the 2003 Warrants; and

  (v)
  in accordance with the following agreements: (A) Securities Purchase Agreement and (B) the Investor Rights Agreement.

2.
Except as otherwise expressly provided in this Amendment No. 5, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 5 as of the date first written above.

ASPEN TECHNOLOGY, INC.		AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent
By:	/s/ LISA W. ZAPPALA Lisa W. Zappala Senior Vice President and Chief Financial Officer	By:	/s/ HERBERT L. LEMMER Herbert L. Lemmer Vice President

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RIGHTS AGREEMENT AMENDMENT NO. 5